Exhibit (c)-(2)

Exhibit 99.6 Confidential 51job, Inc. Fairness Analysis Presented to the Special Committee of Independent Directors June 21, 2021 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of any portion hereof may not be made without prior approval of Kroll, LLC.

The following pages contain materials that are being provided by Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) (solely in its capacity as the Special Committee) of 51job, Inc. (the “Company”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein). The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided in the engagement letter among Duff & Phelps, the Company, and the Special Committee. Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither Duff & Phelps nor any of its respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than the Special Committee. These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion. These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee. The accompanying material does not, and any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on the part of Duff & Phelps to any party. The information utilized in preparing this presentation was obtained from the Company and from public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

Introduction and Transaction Overview Valuation Analysis Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis

Introduction and Transaction Overview

The Engagement Duff & Phelps was retained by the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such). Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to (i) the holders of common shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares and the Continuing Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs). The Proposed Transaction It is Duff & Phelps’ understanding that the Company and Garnet Faith Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated as of June 21, 2021. Pursuant to the Merger Agreement, among other things, Merger Sub will be merged with and into the Company and cease to exist, with the Company surviving the merger. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$79.05 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares and the Continuing Shares), together with the Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$79.05 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement. For purposes of the Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) held by the Company or any of its Subsidiaries and (b) Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans; and (ii) “Effective Time”, “Continuing Shares”, “Dissenting Shares”, “Subsidiaries”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement.

Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below: Reviewed the following documents: The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2017 through December 31, 2020 and the Company’s unaudited interim financial statements for the three months ended March 31, 2019 and March 31, 2020 included in the Company’s Form 6-K filed with the SEC; The Company’s unaudited interim financial statements for the three months ended March 31, 2021, provided by the management of the Company; Certain unaudited and segment financial information for the Company for the years ended December 31, 2017 through December 31, 2020 and for the three months ended March 31, 2019, March 31, 2020 and March 31, 2021, each provided by the management of the Company; A detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2025, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”); Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company; A letter dated June 16, 2021 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”); and A draft of the Merger Agreement dated as of June 21, 2021; A draft of an Interim Investors Agreement by and among Merger Sub, Recruit Holdings Co., Ltd. (“Recruit”) and the other parties thereto, dated as of June 21, 2021; A draft of a Support Agreement by and among Merger Sub and the other parties listed as “Continuing Shareholders” in Schedule A thereto, dated as of June 21, 2021; and A draft of a Support Agreement by and among Merger Sub, Recruit and the other parties thereto, dated as of June 21, 2021 (the Merger Agreement together with Interim Investors Agreement and Support Agreements, collectively, the “Transaction Documents”).

Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business; Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

51job, Inc. - Ownership Current ShareholdersADSs (1)% of Ownership

Introduction and Transaction Overview

Trading Analysis

51job, Inc. - Trading History

September 18, 2019 to June 18, 2021

Offer Price Premium Relative to:

Current (6/18/21)	$74.65	5.9%
One Day Prior	$68.12	16.0%
30- Day VWAP (1)	$67.07	17.9%
60- Day VWAP (1)	$68.13	16.0%
90- Day VWAP (1)	$66.53	18.8%



Per ADS Price
$95.00
$90.00
$85.00
$80.00
$75.00
$70.00
$65.00
$60.00
$55.00
$50.00
Volume (thousands)
1,400
1,200
1,000
800
600
400
200
0
9/18/19
10/18/19
11/18/19
12/18/19
1/18/20
2/18/20
3/18/20
4/18/20
5/18/20
6/18/20
7/18/20
8/18/20
9/18/20
10/18/20
11/18/20
12/18/20
1/18/21
2/18/21
3/18/21
4/18/21
5/18/21
6/18/21
March 17, 2020
51job reported Q4'19 financial results. The Company reported total revenue of USD163.1 million and net income of USD35.6 million for the three months ended December 31, 2019.
May 8, 2020
51job reported Q1'20 financial results. The Company reported total revenue of USD111.7 million and net income of USD28.5 million for the three months ended March 31, 2020.
August 11, 2020
51job reported Q2'20 financial results. The Company reported total revenue of USD117.3 million and net income of USD52.8 million for the three months ended June 30, 2020.
September 17, 2020
51job received a preliminary non-binding proposal letter from DCP Capital Partners, L.P. to acquire all of the outstanding common shares of the Company for USD79.05 per common share in cash.
November 20, 2020
51job reported Q3'20 financial results. The Company reported total revenue of USD133.5 million and net income of USD24.2 million for the three months ended September 30,2020.
May 4, 2021
51job received an updated non-binding proposal letter from from DCP Services Limited, Ocean Link Partners Limited, and Mr. Rick Yan to acquire all of the outstanding common shares of the Company for USD79.05 per common share in cash.
November 15, 2019
51job reported Q3'20 financial results. The Company reported total revenue of USD138.4 million and net income of USD41.8 million for the three months ended September 30, 2019.
March 19, 2021
51job reported Q4'20 financial results. The Company reported total revenue of USD178.3 million and net income of USD50.9 million for the three months ended December 31, 2020.
Volume
Price
30-day Trailing VWAP
60-day Trailing VWAP
90-day Trailing VWAP
Offer

(1) Trailing Volume Weighted Average Price (VWAP) Prior to Offer at September 17, 2020.

Source: Capital IQ, SEC filings, press releases.

Confidential

9

Introduction and Transaction Overview

Proposed Transaction

51job, Inc. - Offer Price Premium Relative To

	ADS Price	Implied Premium
ADS price as of 6/18/21	$74.65	5.9%
One-day prior (9/16/20)	$68.12	16.0%
One-week prior (9/10/20)	$66.04	19.7%
30-days trailing VWAP prior to September 17, 2020	$67.07	17.9%
60-days trailing VWAP prior to September 17, 2020	$68.13	16.0%
90-days trailing VWAP prior to September 17, 2020	$66.53	18.8%
Offer Price	**$79.05**	

Source: Capital IQ and SEC filings

51job, Inc. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $79.05
Fully Diluted ADSs Issued and Outstanding (millions)	71.7	
Implied Equity Value		**$5,669.8**
Less: Proceeds from Exercise of Options		(245.7)
Less: Cash and Cash Equivalents (1)		(1,555.4)
Less: Long-term Investments (2)		(229.8)
Less: Prepayment for Office Building (3)		(62.0)
Plus: Non-controlling Interests		31.7
Implied Enterprise Value		**$3,608.6**
Implied Offer Multiples:		
EV / LTM EBITDA	$149	24.2x
EV / 2021 EBITDA	$111	32.5x
EV / 2022 EBITDA	$151	23.5x
EV / 2023 EBITDA	$197	17.7x
EV / LTM Revenue	$588	6.14x

Note: Balance sheet data and LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

(1) Reflects a 10% withholding tax discount on the onshore balance.
(2) Reflects book value of investments as of March 31, 2021, per Company management; reflects a 10% withholding tax discount on onshore investments.
(3) Reflects a prepayment for the purchase of an office building pending government approval, per Company management.

Confidential 10

Introduction and Transaction Overview

Valuation Summary

Valuation Range Conclusions

(RMB in thousands, except per ADS values or otherwise noted)

	Low		High	Offer Price
Enterprise Value				
Discounted Cash Flow Analysis	¥19,360,000	-	¥27,160,000	
Selected Public Companies / M&A Transactions Analysis	¥21,770,000	-	¥26,720,000	
Enterprise Value Range	**¥20,570,000**	**-**	**¥26,940,000**	
Plus: Proceeds from Exercise of Options	1,585,560	-	1,585,560	
Plus: Cash and Cash Equivalents (1)	10,037,272	-	10,037,272	
Plus: Long-term Investments (2)	1,483,091	-	1,483,091	
Plus: Prepayment (3)	400,000	-	400,000	
Less: Non-controlling Interests	(204,580)	-	(204,580)	
Equity Value Range	**¥33,871,342**	**-**	**¥40,241,342**	
Fully Diluted ADSs Issued and Outstanding	71,724,169	-	71,724,169	
Value Per ADS Range (RMB)	¥472.24	-	¥561.06	
RMB to USD FX rate (as of 6/18/2021)	6.45	-	6.45	
Value Per ADS Range (USD)	**$73.18**	**-**	**$86.94**	**$79.05**
Implied Valuation Multiples				
EV / LTM EBITDA	21.4x	-	28.0x	24.2x
EV / 2021 EBITDA	28.7x	-	37.6x	32.5x
EV / 2022 EBITDA	20.8x	-	27.2x	23.5x
EV / 2023 EBITDA	15.6x	-	20.4x	17.7x
EV / LTM Revenue	5.42x	-	7.10x	6.14x

Note: Balance sheet data and LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

(1) Reflects a 10% withholding tax discount on the onshore balance.
(2) Reflects book value of investments as of March 31, 2021, per Company management; reflects a 10% withholding tax discount on onshore investments.
(3) Reflects a prepayment for the purchase of an office building pending government approval, per Company management.

Confidential

11

$79.05 Offer Price Discounted Cash Flow Analysis $70.57 $87.42 Selected Public Companies / M&A Transactions Analysis $75.77 $86.47 Concluded Range $73.18 $86.94 Value Per ADS (USD) $60.00$65.00$70.00$75.00$80.00$85.00$90.00$95.00$100.00

Valuation Analysis

Historical and Projected Financial Performance (RMB in thousands) YTDYTDLTMMa na ge me nt Proje ctions 2017A2018A2019A2020A3/31/20203/31/20213/31/20212021P2022P2023P2024P2025P Adjusted EBITDA￥1,028,753 ￥1,428,269 ￥1,504,959 ￥1,127,210￥197,729￥31,903￥961,383￥716,856￥989,706 ￥1,319,275 ￥1,676,752 ￥2,081,099 Purchase of Fixed Assets￥23,655￥87,053￥25,919￥47,327￥7,367￥6,012￥45,972￥50,000￥50,000￥75,000￥75,000￥100,000 Net working capital as of March 31, 2021 excludes RMB 400 million prepayment for the purchase of an office building pending government approval. Note: Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs. Source: Company filings, the management of the Company.

Discounted Cash Flow Methodology Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows. Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders. Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk. The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Discounted Cash Flow Key Assumptions Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2021 through 2025 (excluding public company expenses, as provided by the management of the Company), discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the DCF analysis. Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 10.0% to 12.0%, derived from the Capital Asset Pricing Model. The following is a summary of the Management Projections utilized in the discounted cash flow analysis: Net revenue increases at a compound annual growth rate (“CAGR”) of 12.5% from 2020 to 2025. EBITDA increases at a CAGR of 13.0% from 2020 to 2025. EBITDA margin averages 24.8% from 2021 to 2025. Total purchase of fixed assets and purchases of intangible assets averages 1.8% of net revenue from 2021 to 2025. Net working capital averages -48.1% of net revenue from 2021 to 2025.

Discounted Cash Flow Analysis (RMB in thousands) Terminal LTM2021P2022P2023P2024P2025PYear Enterprise Value RangeLowHigh Implied Valuation Multiples (1) Prior to application of 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range. Note: LTM as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

Selected Public Companies Analysis Duff & Phelps selected six publicly traded companies that were deemed relevant to its analysis. Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples, including enterprise value to revenue and EBITDA. Selected M&A Transactions Analysis Duff & Phelps also reviewed certain merger and acquisition transactions involving target companies that were deemed relevant to its analysis and computed the implied valuation multiples for such transactions. Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant. Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group. None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis **As of June 18, 2021**

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023
Recruit Holdings Co., Ltd.	1.5%	-5.4%	7.3%	11.0%	8.1%	-2.0%	-25.7%	0.2%	46.9%	16.9%	12.3%	10.7%	10.7%	14.1%	15.3%
Randstad N.V.	-3.8	-10.9	12.3	2.5	5.7	-14.3	-29.2	61.7	8.6	8.0	4.2	3.5	4.7	5.0	5.1
SEEK Limited	6.8	-10.7	16.5	19.6	NA	-6.6	-31.8	30.2	30.6	NA	37.0	29.2	32.7	35.7	NA
Tongdao Liepin Group	31.4	32.6	32.0	15.2	13.0	57.7	90.9	66.4	43.9	32.7	2.8	7.9	10.4	13.0	15.2
en-japan inc.	1.6	-24.8	7.2	16.5	11.5	-4.8	-23.0	16.3	24.8	16.8	24.1	22.7	22.9	24.5	25.7
DHI Group, Inc.	-13.0	-10.8	-1.5	7.5	NA	-6.0	-24.5	-5.8	23.5	NA	17.5	15.5	16.5	18.9	NA
Mean	**4.1%**	**-5.0%**	**12.3%**	**12.0%**	**9.6%**	**4.0%**	**-7.2%**	**28.2%**	**29.7%**	**18.6%**	**16.3%**	**14.9%**	**16.3%**	**18.5%**	**15.3%**
Median	**1.5%**	**-10.7%**	**9.8%**	**13.1%**	**9.8%**	**-5.4%**	**-25.1%**	**23.2%**	**27.7%**	**16.9%**	**14.9%**	**13.1%**	**13.6%**	**16.5%**	**15.3%**
51job, Inc.	**8.6%**	**-2.2%**	**9.7%**	**14.2%**	**13.2%**	**3.1%**	**-27.9%**	**-36.4%**	**38.1%**	**33.3%**	**35.3%**	**25.3%**	**17.7%**	**21.4%**	**25.2%**

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: The Company's EBITDA is adjusted to exclude public company costs and non-recurring items as provided by Company management.
Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

Confidential

18

Se le cte d Public Companie s AnalysisAs of June 18, 2021 (US$ in millions, except per share data) COMPANY INFORMATIONMARKET DATAENTERPRISE VALUE AS MULTIPLE OF Common LTM = Latest Twelve Months EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets] Source: Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.

Selected M&A Transactions Analysis ($ in millions) AnnouncedTarget NameTarget Business DescriptionAcquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / Revenue EV / EBITDA Mean 2.51x 10.0x Median 0.94x 11.0x

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

Valuation Multiples						Valuation Summary				
Metric	Public Companies Range			Public Companies Median	M&A Transactions Median	Selected Multiple Range	Company Performance	Enterprise Value Range		
EV / 2022 EBITDA	5.4x	-	25.3x	12.6x	NA	**22.0x - 27.0x**	¥989,706	¥21,773,530	-	¥26,722,059
Enterprise Value Range								**¥21,770,000**	-	**¥26,720,000**
Implied Value Per ADS Range (USD)								$75.77		$86.47

Metric	Public Companies Range			Public Companies Median	M&A Transactions Median	Company Performance	Implied Multiples		
EV / LTM EBITDA	7.2x	-	42.1x	22.7x	11.0x	¥961,383	22.6x	-	27.8x
EV / 2021 EBITDA	6.7x	-	32.7x	16.7x	NA	¥716,856	30.4x	-	37.3x
EV / 2022 EBITDA	5.4x	-	25.3x	12.6x	NA	¥989,706	22.0x	-	27.0x
EV / 2023 EBITDA	7.6x	-	17.5x	10.2x	NA	¥1,319,275	16.5x	-	20.3x
EV / LTM Revenue	0.56x	-	13.68x	3.30x	0.94x	¥3,792,993	5.74x	-	7.04x

Note: LTM data for the Company as of March 31, 2021. Financial performance metrics presented are adjusted to exclude non-recurring income and expenses and public company costs.

Confidential

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